UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                              Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNILIFE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

Unilife Corporation (the “Company”) reminds and encourages its stockholders and holders of its CHESS Depositary Interests (“CDIs”) to vote in favor of all four proposals under consideration in connection with the Company’s annual meeting of stockholders to be held on Thursday, December 15, 2016 at 4:00 P.M. U.S. Eastern Time (8:00 A.M. Australian Eastern Daylight Time on Friday, December 16, 2016) at One Liberty Place, 1650 Market Street, Suite 2800, Philadelphia, PA 19103.

The Company is soliciting stockholders by telephone to encourage them to vote in favor of all four proposals and will be stating the following to stockholders and CDI holders:

•

With respect to Proposal No. 1, regarding the election of directors, within the past 16 months the Company has significantly reconstituted its board of directors, with the addition of five new board members, including the addition of three new board members since July 2016.  The Board believes the new directors enhance the current skill set of the Board and collectively offer deep knowledge and experience in the industry, as well as a wealth of experience as executives in well-regarded international corporations.

•	With respect to Proposal Nos. 2 and 3, such votes are advisory only. Further information on each proposal can be found in the Company’s proxy statement on Form DEF 14A.
•

With respect to Proposal No. 4, the Company’s board of directors believes that the Unilife Corporation Amended and Restated 2009 Stock Incentive Plan (the “Stock Plan”), as proposed to be amended (the “Amendment”), is in the best interests of stockholders because it preserves the Company’s ability to grant stock-based awards, which are critically important in attracting and retaining employees and creating incentives for employees to improve stockholder value and contribute to the Company’s growth and financial success. If the Amendment is not approved by stockholders, the Company will not be able to make the grants that the Company believes are necessary to retain the Company’s workforce. As such, if the Amendment is not approved, the Company would need to resort to additional cash-based compensation to retain and attract key employees which would, among other things, impose an additional strain on our limited cash reserves.

•	For these and other reasons described in the Company’s proxy statement, the Company strongly recommends a vote in favor of Proposal No. 4, along with votes in favor of the other Proposals.

Attached is a complete copy of the script that the Company will use in connection with the solicitation of holders of the Company’s CDIs.  Holders of CDI’s must vote by 8.00 P.M. Australian Eastern Daylight Time on Thursday, December 8, 2016 (4:00 A.M. U.S. Eastern Time).

COMMERCIAL-IN-CONFIDENCE

This script and its contents (including all intellectual property rights) remains the property of Georgeson Shareholder Communications Australia Pty Ltd and may not be transmitted, disclosed or used in any form without the prior written permission of Georgeson Shareholder Communications Australia Pty Ltd

UNILIFE CORPORATION

2016 Annual Meeting of Stockholders

Outbound Calling Script

Status:	Draft
Version:	1
Date:	5 December 2016

DO NOT DEVIATE FROM THE SCRIPT OR OFFER ANY PERSONAL COMMENT.

This script has been reviewed by the client’s legal advisers and must be strictly adhered to.  DO NOT DEVIATE FROM THE SCRIPT OR OFFER PERSONAL COMMENT.  The ONLY things you can say are correctly worded for you in this script.  You must not provide what you think may be the answer and most importantly DO NOT OFFER ANY OPINION OR GIVE ADVICE as this could be in breach of the law.  Questions must be escalated under the established operating procedures.

OUTBOUND SCRIPT – scheduled to commence Tuesday 6 December 2016

1.GENERAL GREETING

Good morning/afternoon.  May I please speak to [Name of Shareholder]?

If Shareholder has answered the call and identifies him/herself as the Shareholder:

Hello [Name of Shareholder], my name is [full name] and I’m calling on behalf of Unilife Corporation as a quick courtesy call with important information about the Company’s upcoming Annual Meeting of Stockholders.

If Shareholder is unavailable, arrange a call back at a convenient time.

2.CONFIRMATION OF RECEIPT OF DOCUMENTS

[Mr/Ms Surname], may I ask if you’ve received the Notice of Meeting and Proxy Form?

RECEIVED DOCSGo to SECTION 3

NOT RECEIVED DOCS Ok, if you haven’t received the hard copies you can view them on the ASX website www.asx.com.au using stock code UNS in the announcements tab.  Confirm Shareholder details and organise re-mail.  Go to SECTION 3

DON’T KNOW / WON’T SAYOk, in any event, you can view them on the ASX website www.asx.com.au using stock code UNS in the announcements tab.  Confirm Shareholder details and organise re-mail.  Go to SECTION 3

SOLD SHARESThank you.  I won’t take up any more of your time.

Select ‘SOLD’.  Go to SECTION 4

ALREADY VOTED                          Thank you.

                                                          Select ‘ALREADY VOTED’.  Go to SECTION 4

3.PROVIDE INFORMATION

[Mr/Ms Surname], as you may be aware, there is an upcoming Annual Meeting of Stockholders being held in Philadelphia, Pennsylvania in the USA, on Friday the 16th of December 2016 at 8 a.m. Australian Eastern Daylight Time (4:00 p.m. U.S. Eastern Time on Thursday, December 15, 2016).

The resolutions to be voted on are standard, being:

Resolution 1 – To elect eight directors

Resolution 2 – To ratify the appointment of KPMG as the independent public accounting firm

Resolution 3 – To consider and act on an advisory vote regarding the approval of compensation to certain executive officers

Resolution 4 – To approve the amendment to the stock incentive plan to increase the shares by approximately 2.4 million

The Company strongly recommends that shareholders vote in favour of all proposals.

-With respect to Resolution 1, regarding the election of directors, within the past 16 months the Company has significantly reconstituted its board of directors, with the addition of five new board members, including the addition of three new board members since July 2016.  The Board believes the new directors enhance the current skill set of the Board and collectively offer deep knowledge and experience in the industry, as well as a wealth of experience as executives in well-regarded international corporations.

-With respect to Resolution Nos. 2 and 3, such votes are advisory only.  Further information on each proposal can be found in the Company’s proxy statement on Form DEF 14A.

-With respect to Resolution 4, the Company’s board of directors believes that the Unilife Corporation Amended and Restated 2009 Stock Incentive Plan  (the “Stock Plan”), as proposed to be amended (the “Amendment”), is in the best interests of stockholders because it preserves the Company’s ability to grant stock-based awards, which are critically important in attracting and retaining employees and creating incentives for employees to improve stockholder value and contribute to the Company’s growth and financial success.

-If the Amendment is not approved by stockholders, the Company will not be able to make the grants that the Company believes are necessary to retain the Company’s workforce.

-As such, if the Amendment is not approved, the Company would need to resort to additional cash-based compensation to retain and attract key employees which would, among other things, impose an additional strain on our limited cash reserves.

-For these and other reasons described in the Company’s proxy statement, the Company strongly recommends a vote in favour of Resolution 4, along with votes in favour of the other Resolutions.

Because you hold CDIs the proxy cutoff vote is early, in fact it is this Thursday, the 8th of December.  Because every vote counts, your Board is asking for your participation.  To be valid your proxy needs to be submitted by no later than 8.00pm Melbourne time on Thursday the 8th of December 2016.  Options available to you are lodging your vote online, by fax, or even by hand delivering it.  Can I assist you by providing details on any of these delivery methods?

By Online – at www.investorvote.com.au and enter control number 139167

or

By Facsimile – Send through to the following fax number…1800 783 447

Go to SECTION 4

4.   FINISH

Finally [Mr/Ms Surname], any information you’ve provided to us won’t be disclosed to any third party in a way that identifies you, and if you wish to access the information you’ve provided to us, you may request a number to contact our privacy officer for assistance.  [1300 783 003]

Thank you for your time. Good morning/afternoon.

Call handling procedures

Named Securityholder asks - What are you talking about?  Confirm name and address

My name is [SSR full name] and I’m calling on behalf of Unilife Corporation

Wrong number - person asks what the call is concerning?  My call is on behalf of Unilife Corporation with some important information.

If pressed further:

“Under the Privacy Act I can only speak with [name of Securityholder]."

Person on phone insists on taking the call on Securityholders behalf.

“I’m sorry, but under the Privacy Act I can only speak with [name of Securityholder].  I’ll try later if that is convenient.”

If pressed further:

“As I mentioned [sir/madam] for privacy reasons, I’m permitted only to speak to [name of Securityholder] (or the executor/Attorney under a POA).  If I can speak with (name of Securityholder) briefly to confirm that they’re happy for me to continue the conversation with you, then I’m able to do so.”

Confirm with Securityholder, if o.k. continue conversation.

Escalate IMMEDIATELY to your supervisor if there is any tension or aggression.

If there are any problems with the recording:

•	Securityholder says they don’t wish to proceed with the call
•	Expresses concern about the recording:

“Calls may be recorded just to ensure a high level of accuracy of the information I am providing”.

If the Securityholder does not wish to continue then record as [DISCON-RECORD], thank them for their time and terminate the call.

If the Securityholder is willing to speak to you but does not want to be recorded, then say:

“I can arrange a call-back from a non-recorded phone if you wish?”

Finish call and notify supervisor.

If person states they are registered on the Do Not Call Register

“Thank you for letting me know about that, however we do not believe that our call is restricted by the ‘Do Not Call’ legislation – however, if you do not wish to continue you are under no obligation to do so”

Willing to continue – Go to Section 2

Not willing to continue – “thank you for your time, goodbye”.

Terminate the call and Record as “Discontinued DNCR”

If pressed further -

“Sir / Madam, we do not believe that our call is restricted by the ‘Do Not Call’ legislation.  I work for Georgeson; we're a Shareholder communications company retained by Unilife Corporation in relation to its upcoming AGM.”

If again pressed further -

“You can call our Privacy Officer for further assistance or I can organise for them to contact you”

(action follow-up clearly stating it is a Privacy DNCR issue

OR
provide Privacy Number for holder to leave a message 1300 783 003)